                      INDEMNIFICATION AND ESCROW AGREEMENT

     This Agreement is made and entered into this 30th day of August, 1996, by and among JONES MEDICAL INDUSTRIES, INC., a Delaware corporation ("JMED"), the Principal Holders of the capital stock of Galen Drugs of Florida, Inc. (as identified on Schedule A to this Agreement and as that term is defined in the Reorganization Agreement hereinafter identified), and Mark Twain Bank, a Missouri banking association, as escrow agent (the "Escrow Agent").

                              W I T N E S S E T H:

     WHEREAS, pursuant to the Plan of Reorganization and Agreement, dated as of July 30, 1996 (the "Reorganization Agreement"), by and among JMED, Galen Drugs of Florida, Inc. ("Galen") and Daniels Pharmaceuticals, Inc. ("Daniels"), JGD Acquisition Corporation (a wholly-owned subsidiary of
     JMED) and Galen are to be merged and consolidated (the "Merger") with and into Daniels; and

     WHEREAS, the Reorganization Agreement provides that the obligations of JMED to the transactions contemplated thereby are subject to the execution and delivery as of the Closing Date (as defined in the Reorganization Agreement) of this Agreement providing (i) for indemnification of JMED (and of Daniels as the surviving corporation in the Merger) by the Principal Holders in respect of certain matters and (ii) for the delivery of certain shares of the Common Stock of JMED into Escrow to secure such indemnification and provide for pro-rata participation by the Principal Holders in accordance with their respective deposits of such shares; and

     WHEREAS, the Escrow Agent is willing to act as escrow agent hereunder;

     NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                         ARTICLE ONE:  INDEMNIFICATION

     Section 1.1      Indemnification

     Each Principal Holder jointly and severally agrees to indemnify and hold JMED harmless from and against any loss, claim, damage, liability or expense (hereinafter, collectively "Claims") suffered by JMED, or by Daniels as the Surviving Corporation under the transactions contemplated by the Reorganization Agreement, including reasonable attorneys' fees and expenses incurred by JMED or Daniels in the defense of such claims, and arising from:

     (i) any failure of Galen and Daniels or either of them to observe, perform and discharge their respective covenants, agreements and undertakings set forth in the Reorganization Agreement, including without limitation, those set forth in Section 3.6 and 3.7 of the Reorganization Agreement;

     (ii) any breach, failure, omission or untruth of the representations and warranties of Galen and Daniels or either of them with respect to the representations and warranties set forth in Article VII of the Reorganization Agreement;

     (iii) the amounts if any by which (A) any claims to entitlement to business, financial advisory fees or other brokerage fees or commissions arising in connection with the transactions contemplated by the Reorganization Agreement on behalf of Galen, Daniels, Realco (as defined in the Reorganization Agreement) or any Principal Holder exceed, in the aggregate as to all such claims, $1,750,000 or (B) expenses incurred by or on behalf of Galen and Daniels for consulting, legal and accounting fees and cost reimbursements in connection with the Reorganization Agreement and the transactions contemplated thereby (including, without limitation, (1) audit expenses in connection with the audited financial statements constituting an exhibit to or delivered pursuant to the Reorganization Agreement and (2) expenses related to negotiations with other parties in respect of a possible sale of assets or reorganization and (3) reimbursements or advances of expenses paid to or for any broker or financial advisor) exceed $200,000 on a cumulative basis for periods subsequent to September 30, 1995, or (C) bonuses payable by Galen or its subsidiaries to the Principal Holders or to any other employee exceed the bonus amounts disclosed on Schedule 3.6 to the Reorganization Agreement, or (D) any cash settlements or other payments made to any shareholder of Galen in satisfaction of dissenters' rights exceed the amount required to be paid to each dissenting shareholder of Galen pursuant to paragraph 4.7 of the Reorganization Agreement; and

     (iv) any Claims suffered or incurred by Daniels or JMED or the Owned Real Estate (as defined in the Reorganization Agreement) arising from or due in whole or in part to any encroachment of improvements located on the Owned Real Estate over property lines or over easements;

provided, however, that such indemnification shall be limited as hereinafter provided. JMED and each Principal Holder further agree that except as otherwise agreed in writing between JMED and Galen at or prior to the Closing Date, any waiver given by JMED to any breach or failure of any covenant or representation which is a condition to JMED's obligations to the transactions contemplated by the Reorganization Agreement shall not prevent JMED from asserting a Claim if such breach or failure is otherwise entitled to indemnification under the provisions of this Agreement.

     Section 1.2      Limitation as to Maximum Amount of Claim.

     The indemnification pursuant to Section 1.1 shall be provided solely from the assets deposited into and held as the Escrow Fund pursuant to Article Two of this Agreement and except for the pro-rata beneficial interest of each Principal Holder in the assets comprising the Escrow Fund, no Principal Holder shall be directly liable to JMED or Daniels as a result of the indemnification provided herein.

     Section 1.3      Limitation as to Minimum Amounts of Certain Claims.

     JMED agrees with each Principal Holder that it shall not be entitled to indemnification in respect of Claims unless the amount of any Claim or Claims asserted equals or exceeds the following threshold amounts:

     (i) as to Claims arising under clause (i) or clause (iii) or clause (iv) of Section 1.1 above and with respect to Claims, if any, from a breach, failure, omission or misrepresentation of or in the representations contained in paragraph 7.17 or paragraph 7.7 or with respect to the information set forth in Schedules 7.15(a) or 7.15(b) pursuant to paragraph 7.15 of the Reorganization Agreement, no minimum or threshold shall be required and JMED shall be entitled to assert, establish and collect with respect to all such Claims;

     (ii) as to Claims arising under clause (ii) of Section 1.1 above other than with respect to Claims arising pursuant to paragraph 7.6 or paragraph 7.7 or with respect to the information set forth in Schedules 7.15(a) or 7.15(b) of paragraph 7.15 of the Reorganization Agreement, no indemnification shall be required until the aggregate of all Claims equals $500,000 but if such aggregate is reached, JMED shall be entitled to indemnification in respect of all such Claims; and

     (iii) as to Claims arising pursuant to paragraph 7.6 of the Reorganization Agreement, no indemnification shall be required until the aggregate of all such Claims equals $50,000 but if such aggregate is reached, JMED shall be entitled to indemnification in respect of all such Claims.

In determining whether the $500,000 threshold established in clause (ii) above is reached, there shall be included all prior Claims as to which clause (iii) above would be applicable, but there shall be excluded Claims under clause (i) as to which no threshold applies. Further, in determining the amount of any Claim, there shall be excluded any net recovery received by JMED or Daniels from insurance coverage, if any, maintained, with respect to the exposure giving rise to such Claim.

     Section 1.4      Limitation in Respect of Time to assert Certain Claims.

     Except with respect to Claims arising under paragraph 7.6 or paragraph 7.17 of the Reorganization Agreement, JMED shall not assert Claims for indemnification hereunder after August 30, 1997. JMED may assert Claims arising under paragraph 7.6 or paragraph 7.17 of the Reorganization Agreement until thirty (30) days following the later of (i) the completion of any audit of the federal income tax returns of Galen and its subsidiaries for periods ending on or prior to the Closing Date or (ii) the expiration of the last of the three-year statutes of limitations (or any waiver in respect thereof) with respect to federal income tax returns of Galen and its subsidiaries for periods ending on or prior to the Closing Date. JMED agrees that it will not, without the written consent of the Stockholder Representative hereinafter designated, consent or agree or permit Daniels to consent or agree to any extension or waiver of the statute of limitations with respect to the federal income tax returns of Galen and its subsidiaries.

     Section 1.5     Notice of All Claims to Stockholder Representative.

     In addition to notices to the Escrow Agent and to the Stockholder Representative in respect of claims by JMED for indemnification from the Escrow Fund as hereinafter provided, JMED shall give notice to the Stockholder Representative in respect of Claims as to which it is not currently entitled to indemnification as a result of the thresholds applicable under Section 1.3 above. Unless the Stockholder Representative shall object in writing to such Claim within thirty (30) days, the amount of such Claim shall be recorded and applied against the applicable threshold.

     Section 1.6      Third-Party Claims; Participation in Defense.

     In the case of any Claim which arises as the result of an assertion of a claim against JMED or Daniels by a third party, including without limitation any government or regulatory body, JMED agrees that the Stockholder Representative may, at his expense (subject to reimbursement as provided in Article Two below), participate in the defense of such third party claim, provided, however, that unless JMED shall otherwise consent in writing JMED shall have the sole right to defend, settle or compromise as to any such third party claim which (a) affects either the reputation or future operations of JMED or Daniels or (b) has an aggregate value exceeding the then value of the Escrow Fund.

     Section 1.7      JMED Claim to Include Certain Costs.

     Subject only to the limitation in Section 1.2 above, the amount of any indemnification to which JMED is otherwise entitled under this Agreement shall include, without limitation, its costs and expenses in enforcing its rights under this Agreement but only to the extent that it is entitled to an award or payment in respect of the matter as to which its Claim relates.

                            ARTICLE TWO:  THE ESCROW

     Section 2.1.     Establishment of Escrow Fund.

     Simultaneously with the execution of this Agreement JMED is delivering to the Escrow Agent a stock certificate number evidencing 250,000 shares of the Common Stock, par value $0.04 per share ("JMED Common Stock"), registered in the name of Escrow Agent. The JMED Common Stock is delivered on behalf of the Principal Holders in accordance with the relative numbers of shares set opposite there names on Schedule A to this Agreement and each Principal Holder shall have a pro-rata interest in the assets comprising the Escrow Fund in accordance with such Principal Holder's percentage of the aggregate shares of JMED Common Stock initially deposited to constitute the Escrow Fund. The Escrow Agent hereby acknowledges receipt of the certificate evidencing 250,000 shares of JMED Common Stock.

     Section 2.2.     Claims Against the Escrow Fund.

     2.2.1 Purpose of Escrow. The Escrow Fund shall secure the obligations of the Principal Holders pursuant to Article One of this Agreement subject to the release or distribution of the shares constituting the Escrow Fund as provided in this Agreement.

     2.2.2 Notices. If at any time on or before the expiration of the Escrow Fund as hereinafter provided, JMED shall claim a right to payment pursuant to Article One of this Agreement, JMED shall notify the Escrow Agent and the Stockholder Representative in writing. Such notice shall specify the basis of such claim. If such claim is liquidated in amount, the notice shall so state, and such amount shall be deemed the amount of the claim of JMED against the Escrow Fund. If the amount is not liquidated, then (i) the notice shall so state and shall state JMED's good faith estimate of the amount of such claim, and a claim shall be deemed asserted against the Escrow Fund on behalf of JMED, but no payment shall be made on account thereof until the amount of such claim is liquidated and (ii) promptly after the amount of such unliquidated claim shall have become liquidated, JMED shall notify the Escrow Agent and the Stockholder Representative in writing of the liquidated amount of such claim, and such amount shall be deemed the amount of the claim of JMED against the Escrow Fund. Any notice of a claim pursuant to this Section 2.2.2 that states the liquidated amount of such claim of JMED against the Escrow Fund shall be referred to herein as a "Liquidated Claim Notice."

     2.2.3 Consent to Validity of Claim. If the Stockholder Representative shall not, within thirty (30) days after the mailing of a Liquidated Claim Notice, advise the Escrow Agent in writing that he disputes JMED's rights asserted in such notice, then the Escrow Agent shall pay to JMED, in accordance with the provisions of Section 2.3 of Article Two hereof, the amount of JMED's claim stated in such notice. Such payment shall be made promptly after the end of the thirty-day period mentioned above.

     2.2.4 Dispute. If the Stockholder Representative shall, within the thirty-day period referred to in Section 2.2.3 hereof, notify the Escrow Agent in writing that he disputes JMED's rights asserted in any Liquidated Claim Notice, the Stockholder Representative shall simultaneously give written notice to JMED of such dispute. As promptly thereafter as possible, JMED and the Stockholder Representative shall endeavor to settle and compromise the subject claim, or may agree to submit the same to arbitration, and, if unable to agree on any settlement or compromise or on submission to arbitration, such claim shall be settled by litigation or by any other means chosen by the parties jointly or individually. Upon final determination of the merits of such claim, JMED and the Stockholder Representative shall notify the Escrow Agent (either by means of a written instrument executed by JMED and the Stockholder Representative, a certified copy of the arbitration decision, or a certified copy of any court judgment) of the terms of such determination. Upon receipt of such document (the Settlement Document"), the Escrow Agent shall thereupon pay the amount (if any) indicated in such Settlement Document to JMED in accordance with the provisions of Section 2.3 of Article Two hereof.

     2.2.5 No Payment on Claims Unless Threshold Met. Anything to the contrary in this Agreement notwithstanding, no payment in respect of a Claim shall be made unless such Claim meets or exceeds the applicable minimum set forth in Section 1.3 above.

     Section 2.3.     Payments by Escrow Agent.

     2.3.1 Sale of Escrow Shares or other Property. If the Escrow Agent is required to make any payment to JMED pursuant to this Agreement, then subject to the conditions hereinafter set forth in this Section 2.3.1, the Escrow Agent shall use its best efforts to sell such portion of the shares or other property in the Escrow Fund determined in accordance with Section 2.3.3 below, as may be necessary to obtain cash in an amount sufficient to make such payment. The Escrow Agent's obligation to use its best efforts to make any such sale shall be conditioned upon its receipt of (i) the written consent of JMED to such sale and
(ii) an opinion of counsel satisfactory to the Escrow Agent to the effect that such sale can be made in compliance with all applicable federal and state laws, including securities laws. The Escrow Agent shall use the net cash proceeds of any such sale to make the required payment to JMED; if such proceeds shall be insufficient to make such payment in full, they shall be used to satisfy the payment obligation in part.

     2.3.2 Transfer of Escrow Shares or Other Property to JMED. If any payment to JMED required by Section 2.2.3 hereof has not, within sixty (60) days after the expiration of the thirty-day period referred to therein, been satisfied in full by cash payments made pursuant to Section 2.3.1 hereof, or if any payment to JMED required by Section 2.2.4 hereof has not, within sixty (60) days after the Escrow Agent's receipt of the Settlement Document, been satisfied in full by cash payments made pursuant to Section 2.3.1 hereof, then the Escrow Agent shall make such payment, or any unpaid balance thereof, by transferring to JMED a portion of the shares or other securities or property in the Escrow Fund, or any combination thereof, having a value (determined in accordance with Section 2.3.3 hereof) equal to the dollar amount of such required payment or unpaid balance thereof.

     2.3.3 Valuation of Escrow Shares or Other Property. For purposes of any sale pursuant to Section 2.3.1 or any transfer pursuant to Section 2.3.2, the value of each shares of the JMED Common Stock held in the Escrow Fund shall be an amount equal to the average closing price per share for the such shares as reported by the Nasdaq National Market quotation system for the ten trading days
preceding the date of the Escrow Agent's payment to JMED.   In the event of any
exchange listing for JMED Common Stock, such exchange closing price shall replace the Nasdaq National Market quotation system.

     2.3.4 No Fractional Shares. The number of the shares of JMED Common Stock to be transferred pursuant to Section 2.3 at any time shall not include a fractional share; instead, any fraction greater than or equal to .5 shall be rounded up to the nearest whole number, and any such fraction less than .5 shall be rounded down to the nearest whole number.

     Section 2.4.     Rights as to Escrow Shares During Term of This Agreement.

     2.4.1 Voting. The Escrow Agent shall exercise all rights and privileges of election, voting and consent with respect to the shares of JMED Common Stock and other securities in the Escrow Fund in accordance with the written instruments, if any, received by the Escrow Agent from the Stockholder Representative.

     2.4.2 Dividends. Any cash dividends paid with respect to the shares of JMED Common Stock, and any cash dividends or interest paid with respect to other securities in the Escrow Fund, shall be paid to the Escrow Agent. The Escrow Agent shall promptly pay the amount of any such dividends or interest to the Principal Holders in accordance with their pro-rata interests in the Escrow Fund as of the date such income is received.

     2.4.3 Other Distributions. All other securities or property distributed from time to time with respect to the assets comprising the Escrow Fund, including without limitation, any JMED securities issued as a result of any stock dividend, stock split, consolidation of shares, reclassification, or other reorganization, any noncash dividends, and any distributions (either cash or noncash) in complete or partial liquidation of JMED, shall be deemed to be a part of the Escrow Fund and shall be held by the Escrow Agent pursuant to the provisions of this Agreement.

     Section 2.5.     Distributions from Escrow Fund

     2.5.1. First Distribution to Principal Holders. On August 30, 1997, there shall be released from escrow such portion of the assets then comprising the Escrow Fund as shall exceed (i) 100,000 shares of the JMED Common Stock plus
(ii) such additional assets as are necessary to satisfy in full any pending asserted Claims, whether or not then liquidated in amount, as to which JMED or Daniels may be entitled to indemnification under the provisions of Article One of this Agreement. In the event that the time for asserting Claims arising under paragraph 7.6 of the Reorganization Agreement shall have expired as of August 30, 1997, the retention of 100,000 shares of JMED Common Stock pursuant to clause (i) of this Section 2.5.1 shall not be required. In the event of any stock dividends or stock splits applicable to the JMED Common Stock subsequent to the date of this Agreement, the 100,000 share figure used herein shall be adjusted to include the additional shares of Common Stock of JMED arising from such stock dividends or stock splits.

     2.5.2 Final Distribution to Principal Holders. Unless all assets comprising the Escrow Fund shall have been distributed in accordance with
Section 2.5.1 above, the remaining assets comprising the Escrow Fund shall, unless JMED shall consent to an earlier distribution in whole or in part, be distributed and released from escrow at the later of (i) the date upon which all pending Claims by JMED or Daniels for indemnification have been resolved or (ii) the date upon which is thirty (30) days following the later of (a) the completion of any audit of the federal income tax returns of Galen and its subsidiaries for periods ending on or prior to the Closing Date or (b) the expiration of the last of the three-year statute of limitations (or any waiver in respect thereof) with respect to federal income tax returns of Galen and its subsidiaries for periods ending on or prior to the Closing Date.

     2.5.3 Method of Distribution. In connection with any distribution to the Principal Holders pursuant to this Section 2.5, distribution shall be made first to the Stockholder Representative in reimbursement of any expenses incurred by him in connection with his duties hereunder or in defense of Claims by JMED or third party claims and then pro rata to the Principal Holders in accordance with their respective beneficial interests in the assets comprising the Escrow Fund.

     Section 2.6.     Termination of Escrow Fund.

     The Escrow established hereby shall terminate at the time all distributions required under Section 2.5 above have been completed.

     Section 2.7.     Escrow Agent.

     2.7.1 Duties. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for bad faith, willful default or breach of trust, and accordingly, the Escrow Agent shall not incur any such liability with respect to any action taken or omitted (a) in good faith upon advice of its counsel given with respect to any action taken or omitted (b) in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (c) in reliance upon any instrument not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

     2.7.2 Indemnity. JMED and the Principal Holders hereby jointly and severally agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance of appointment as the escrow agent hereunder, or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof.

     2.7.3 Disputes. In the event of a dispute between the parties hereto sufficient in the discretion of the Escrow Agent to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hand under this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in such court as the Escrow Agent shall determine to have jurisdiction thereof. The filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation earned prior to such filing.

     2.7.4 Fees. The Escrow Agent's fees hereunder shall be $1,000 per annum, the first installment of which has been paid to the Escrow Agent by JMED contemporaneously with the execution of this Agreement. Subsequent annual installments shall be paid by JMED upon receipt of invoices therefor from the Escrow Agent.

                         ARTICLE THREE - MISCELLANEOUS

     3.1 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon JMED, the Principal Holders and the Escrow Agent and their respective heirs, personal representatives, successors and assigns.

     3.2     Interests of Principal Holders; Non-Assignability.

     Neither the Escrow Agent nor JMED shall be required to give effect to any attempted sale or transfer of an interest in the Escrow Fund, other than a transfer by operation of law to the estate or personal representative of a Principal Holder.

     3.3 Construction. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Missouri. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party's having or being deemed to have structured or drafted such provision.

     3.4 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     3.5 Notices. All notices or other communications required or permitted to be given hereunder shall be deemed validly given if in writing and sent (i) by certified United States Mail, postage prepaid, return receipt requested, (ii) by prepaid independent overnight courier or delivery service, or (iii) by confirmed tele-facsimile communication with receipt acknowledged from the receiving machine, and addressed as follows:

     If to the Stockholder Representative, as follows:

              Thomas B. Daniels, Jr.
              6401 Ninth Street North
              St. Petersburg, Florida  33702

                      facsimile:       813-522-3661

     With a copy to:

              Annis, Mitchell, Cockey, Edwards & Roehn, P.A.
              Suite 2100
              One Tampa City Center Building
              (or Post Office Box 3433)
              Tampa, Florida  33601
              Attn:  Joseph W. N. Rugg, Esq

                      facsimile:       813-223-9067

     If to JMED, as follows:

              Jones Medical Industries, Inc.
              1945 Craig Road
              St. Louis, Missouri 63146
              Attn:  President

                      facsimile:       314-469-5749

         With a copy to:

                 Greensfelder, Hemker & Gale, P.C.
                 2000 Equitable Building
                 10 South Broadway
                 St. Louis, Missouri  63102
                 Attn:  Edward A. Chod, Esq.

                      facsimile:       314-241-8624

         If to the Escrow Agent, addressed to:

                 Hary Starr, Executive Vice President
                 Mark Twain Bank
                 P.O. Box 14259-A
                 St. Louis, Missouri 63178
or in any case to such other address or addresses as hereafter shall be furnished by any party hereto to the other party.

     3.6 Stockholder Representative. Thomas B. Daniels, Jr. shall serve as the initial Stockholder Representative to act with full power of and make decisions for and on behalf of the Principal Holders. In the event of the death, resignation or incapacity of Thomas B. Daniels, Jr. to serve as such Stockholder Representative, Michael D. Daniels (or such other Stockholder Representative as may be designated by Principal Holders owning a majority interest in the Escrow Shares) shall serve as the successor Stockholder Representative. In performing any of his duties hereunder, the Stockholder Representative shall not incur any liability to anyone for any damages, losses or expenses, except for bad faith, willful default or breach of trust, and accordingly, the Stockholder Representative shall not incur any such liability with respect to any action taken or omitted.(a) in good faith upon advice of its counsel given with respect to any action taken or omitted (b) in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Stockholder Representative under this Agreement, or
(c) in reliance upon any instrument not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which the Stockholder Representative shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

     3.7 Registration and Sale of JMED Common Stock. The shares of JMED Common Stock deposited as, and initially constituting, the Escrow Fund are subject to registration rights granted by JMED in Article II of the Reorganization Agreement. In the event that such shares shall be registered for offering and sale under the Securities Act of 1933 at the request of the Shareholder Representative in accordance with such rights, such shares may be sold by the Escrow Agent in the discretion and as directed by the Shareholder Representative. Any such sale shall be allocated pro rata to the respective beneficial interests in the Escrow Fund at the time of such sale. In the event of any such sale, the proceeds shall be invested in U.S. Government securities or such other Investments to which JMED shall consent.

     3.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     3.9 Modification. This Agreement may be modified only by a written instrument signed by JMED, the Stockholder Representative and the Escrow Agent, provided, however, that no modification or amendment which expands the scope or duration of the indemnification provisions contained in Article One of this Agreement, whether by permitting additional claims, altering the indemnification thresholds or extending the duration of the period in which claims may be asserted shall be valid as to any Principal Holder other than to a Principal Holder consenting in writing to such modification.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        JONES MEDICAL INDUSTRIES, INC.


                                        By DENNIS M. JONES
                                           ----------------------------------
                                              Dennis M. Jones, President


                                        MARK TWAIN BANK


                                        By J. HARY STARR
                                           ----------------------------------
                                              Name:  J. Hary Starr
The Principal Holders:                        Title: Executive Vice President

THOMAS B. DANIELS, JR.
- ----------------------------------
Thomas B. Daniels, Jr.

MICHAEL D. DANIELS
- ----------------------------------
Michael D. Daniels

ROBERT L. DANIELS
- ----------------------------------
Robert L. Daniels

PAMELA D. DUQUETTE
- ----------------------------------
Pamela D. Duquette

F. DAVID DUQUETTE
- ----------------------------------
F. David Duquette

Cristina Daniels Irrevocable Trust
dated 05/13/93

By  THOMAS B. DANIELS, JR.
- ----------------------------------
    Thomas B. Daniels, Jr. Trustee

Christopher W. Daniels Irrevocable
Trust dated 05/13/93

By  THOMAS B. DANIELS, JR.
- ----------------------------------
    Thomas B. Daniels, Jr. Trustee





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


               Schedule A to Indemnification and Escrow Agreement



Name and Address of Principal Holder       SS# or TIN       # of JMED Shares         % of Escrow Fund
- ------------------------------------       ----------       -----------------        ----------------
Thomas B. Daniels, Jr.                     ###-##-####           50,000                   20.0


Michael D. Daniels                         ###-##-####           50,000                   20.0


Robert L. Daniels                          ###-##-####           50,000                   20.0


Pamela D. Duquette                         ###-##-####           19,266                    7.7


F. David Duquette                          ###-##-####           30,734                   12.3


Thomas B. Daniels, Jr. Trustee
f/b/o Cristina Daniels Trust               59-7001478            25,000                   10.0


Thomas B. Daniels, Jr., Trustee
f/b/o Christopher Daniels Trust            59-7001480            25,000                   10.0





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